Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The board of directors

Unisys Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 12, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that Unisys Corporation did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to ineffective risk assessment procedures, insufficient trained personnel, and ineffective process level control activities over Technology revenue has been identified and included in management’s assessment.

/s/ KPMG LLP
Philadelphia, Pennsylvania June 12, 2018